===============================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO OF             KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
KEYSTONE                    700 EAST BONITA AVENUE
AUTOMOTIVE                 POMONA, CALIFORNIA 91767
INDUSTRIES,
INC.]              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                     TO BE HELD ON MONDAY, AUGUST 31, 1998

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Keystone Automotive Industries, Inc. (the "Company") will be held at the Sheraton Suites Fairplex, 601 West McKinley Avenue, Pomona, California 91768 at 10:00 a.m. (California Time) on August 31, 1998, for the following purposes:

  (1) To elect the members of the Board of Directors to serve until the next annual meeting of shareholders;

  (2) To ratify the appointment of Ernst & Young LLP as independent accountants for the Company for the 1999 fiscal year; and

  (3) To transact such other business as may properly come before the meeting or any adjournments thereof.

  These items are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on July 24, 1998 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting. Only shareholders at the close of business on the record date are entitled to vote at the meeting.

  Accompanying this Notice are a Proxy and Proxy Statement. IF YOU WILL NOT BE ABLE TO ATTEND THE MEETING TO VOTE IN PERSON, PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE. The Proxy may be revoked at any time prior to its exercise at the meeting.

                                         By Order of the Board of Directors,

                                         /s/ Ronald G. Brown

                                         Ronald G. Brown
                                         Chairman of the Board

Pomona California
July 31, 1998

[LOGO OF             KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
KEYSTONE                    700 EAST BONITA AVENUE
AUTOMOTIVE                 POMONA, CALIFORNIA 91767
INDUSTRIES,             ANNUAL MEETING OF SHAREHOLDERS
INC.]                           AUGUST 31, 1998

                                PROXY STATEMENT

                                 INTRODUCTION

  This Proxy Statement is furnished to the shareholders of Keystone Automotive Industries, Inc., a California corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Annual Meeting of Shareholders of the Company to be held on August 31, 1998, and at any and all adjournments thereof (the "Annual Meeting").

  A form of proxy is enclosed for your use. The shares represented by each properly executed unrevoked proxy will be voted as directed by the shareholder executing the proxy. If no direction is made, the shares represented by each properly executed unrevoked proxy will be voted "FOR" (i) the election of the nominees for the Board of Directors set forth herein; and (ii) the ratification of the appointment of Ernst & Young LLP as independent accountants for the Company for the 1999 fiscal year. With respect to any other item of business that may come before the Annual Meeting, the proxy holders will vote the proxy in accordance with their best judgement.

  Any proxy given may be revoked at any time prior to its exercise by filing with James C. Lockwood, Secretary of the Company, an instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any shareholder present at the meeting who has given a proxy may withdraw it and vote his or her shares in person if such shareholder so desires.

  It is contemplated that the solicitation of proxies will be made primarily by mail. Should it, however, appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, telegraph, or in person to request that proxies be furnished. All expenses incurred in connection with this solicitation will be borne by the Company. In following up the original solicitation of proxies by mail, the Company may make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares eligible to vote at the Annual Meeting and will reimburse them for their expenses in so doing. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained. This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about July 31, 1998.

                               VOTING SECURITIES

  Only holders of record of the Company's Common Stock at the close of business on July 24, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, the Company had issued and outstanding 17,628,891 shares of Common Stock, the holders of which are entitled to vote at the Annual Meeting. Each share of Common Stock that was issued and outstanding as of the Record Date is entitled to one vote at the Annual Meeting. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes entitled to be cast by all shareholders will constitute a quorum for the transaction of business at the Annual Meeting.

  Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining whether a quorum is present. Abstentions are counted in tabulations of votes cast on proposals presented to shareholders, but broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                              SECURITY OWNERSHIP

  The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 24, 1998, by each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock and as to the number of shares beneficially owned by (i) each director of the Company, (ii) the Chief Executive Officer and each of the four other current or former executive officers of the Company named in the Summary Compensation Table under the heading "Executive Compensation" (the "Named Executive Officers") and (iii) all directors and executive officers as a group. The Company believes that, unless otherwise noted, the persons listed below have sole investment and voting power with respect to the Common Stock they own.

                                          NUMBER OF SHARES
          NAME AND ADDRESS(1)            OF COMMON STOCK(2) PERCENT OF CLASS(3)
          -------------------            ------------------ -------------------
Employee Stock Ownership Plan..........      1,282,632              7.3%
Ronald G. Brown........................        942,878              5.4
Charles J. Hogarty(4)..................        281,619              1.6
Al A. Ronco(5).........................        239,602              1.4
Kim D. Wood(6).........................        162,165               *
John M. Palumbo(7).....................         21,523               *
Timothy C. McQuay(8)...................         15,000               *
George E. Seebart(8)...................         15,000               *
Virgil K. Benton (9)...................            --
Dresdner RCM Global Investors LLC(10)..      1,764,670             10.0
  Four Embarcadero Center
  San Francisco, California 94111
All directors and executive officers as
 a group (9 persons)(11)...............      1,697,787              9.6

-------
*   Less than one percent.

(1) The business address of each beneficial owner other than Dresdner RCM Global Investors LLC, is 700 East Bonita Avenue, Pomona, California 91767.

(2) Each person has sole voting and investment power over the shares of Common Stock shown as beneficially owned, subject to community property laws where applicable.

(3) Shares of Common Stock which the person (or group) has the right to acquire within 60 days after July 24, 1998 are deemed to be outstanding in calculating the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person (or group).

(4) Includes 56,820 shares held for the benefit of Mr. Hogarty by the Company's Employee Stock Ownership Plan ("ESOP") and includes 10,000 shares issuable upon exercise of currently exercisable stock options under the Stock Incentive Plan (the "Plan"). Excludes options to acquire 70,000 shares of Common Stock under the Plan, which are not exercisable within 60 days of July 24, 1998.

(5) Includes (i) 147,677 shares held by the Ronco Family Trust, (ii) 51,925 shares held for the benefit of Mr. Ronco by the ESOP and (iii) 40,000 shares issuable upon exercise of currently exercisable stock options or options exercisable within 60 days of July 24, 1998. Excludes options to acquire 25,000 shares of Common Stock under the Stock Incentive Plan, which are not exercisable within 60 days of July 24, 1998.

(6) Includes 1,700 shares held by Mr. Wood as Trustee for Kristine and Kathryn Wood pursuant to irrevocable trusts. Includes 10,000 shares subject to options exercisable within 60 days of July 24, 1998 and excludes 55,000 shares subject to options which are not exercisable within 60 days of July 24, 1998.

(7) Excludes options to acquire 32,500 shares of Common Stock under the Plan, which are not exercisable within 60 days of July 24, 1998, and includes
    (i) 12,500 shares of Common Stock issuable upon exercise of currently exercisable stock options under the Plan and (ii) 23 shares held for the benefit of Mr. Palumbo by the ESOP.

(8) Consists of shares issuable upon the exercise of stock options granted under the Plan to the named individual.

(9) Mr. Benton resigned as Chairman of the Board and Chief Executive Officer of the Company in May 1997.

(10) Based upon information set forth in a Form 13 G/A filed with the Securities and Exchange Commission on May 11, 1998. The holder has sole voting power with respect to 1,446,770 shares, sole dispositive power with respect to 1,706,670 shares and shared dispositive power with respect to 58,000 shares.

(11) Excludes 232,500 shares subject to options which are not exercisable within 60 days of July 24, 1998 and includes (i) 117,370 shares held for the benefit of directors and executive officers by the ESOP and
     (ii) 122,500 shares subject to options exercisable within 60 days of July 24, 1998.

                             ELECTION OF DIRECTORS

NOMINEES

  A board of five directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's five nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting or until a successor has been elected and qualified.

VOTE REQUIRED; RECOMMENDATION OF BOARD OF DIRECTORS

  Shareholders are not entitled to cumulative voting in connection with the election of directors. The five nominees receiving the highest number of affirmative votes of the shares present in person or represented by a proxy, a quorum being present, shall be elected as directors. For this purpose, the votes cast are defined under California law to be the shares of the Company's Common Stock represented and voting at the Annual Meeting. Votes that are withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum, but have no legal effect under California law. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of an instruction to the contrary. Abstentions, broker nonvotes and instructions on the accompanying proxy to withhold authority to vote for one or more nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW:

INFORMATION CONCERNING NOMINEES

  Set forth below is certain information with respect to the nominees standing for election to the Board of Directors.

                                                                          DIRECTOR
       NAME         AGE             POSITION WITH THE COMPANY              SINCE
       ----         ---             -------------------------             --------
Ronald G. Brown      61 Chairman of the Board                               1997
Charles J. Hogarty   57 President, Chief Executive Officer and a Director   1987
Al A. Ronco          62 Executive Vice President and a Director             1987
Timothy C. McQuay*   46 Director                                            1996
George E. Seebart*   69 Director                                            1996

--------
*  Member of Audit and Compensation Committees

  RONALD G. BROWN was elected a director of the Company upon completion of the combination of the Company and North Star Plating Company ("North Star") in March 1997 (the "North Star Merger"), pursuant to the terms of the Merger Agreement as described below, and was elected as Chairman of the Board of Directors in May 1997. Mr. Brown served as President of North Star from its founding in 1968 until the North Star Merger, and he is currently the Vice President--Manufacturing of North Star. From 1982 to the present, he has been a member of the Board of Directors of First Bank N.A. of Brainerd, Minnesota, an affiliate of North Star's primary bank lender.

  CHARLES J. HOGARTY served as the President, Chief Operating Officer and a director of the Company since 1987 and was appointed the Chief Executive Officer of the Company in May 1997. From his joining the Company in 1960 until 1987, Mr. Hogarty held various positions, including salesman, sales manager, general manager and regional manager. Mr. Hogarty served as a director of the Aftermarket Body Parts Association from 1984 to 1993, President in 1989 and Chairman in 1990.

  AL A. RONCO has served as the Executive Vice President and a director of the Company since 1987 and as Secretary from 1987 until he resigned that position in May 1997. Mr. Ronco has resigned his position as the Executive Vice President of the Company effective August 21, 1998. From his joining the Company in 1959 until 1987, Mr. Ronco held various positions, including salesman, production manager, general manager and regional manager.

  TIMOTHY C. MCQUAY was appointed a director of the Company upon the completion of its initial public offering in June 1996. Mr. McQuay joined A.
G. Edwards & Sons, Inc. as a senior member of its Investment Banking Department in July 1997, where he is currently a Managing Director. From October 1994 to July 1997, Mr. McQuay was Managing Director--Corporate Finance of Crowell, Weedon & Co. From May 1993 to October 1994, Mr. McQuay was Vice President, Corporate Development with Kerr Group, Inc., a NYSE-listed plastics manufacturing company. From May 1990 to May 1993, Mr. McQuay was Managing Director--Merchant Banking with Union Bank. Mr. McQuay is a director of Meade Instruments Corp., a publicly held company.

  GEORGE E. SEEBART was appointed a director of the Company upon the completion of its initial public offering in June 1996. From 1964 until his retirement in 1993, Mr. Seebart was employed in various executive positions with Farmers Group, Inc., including as Senior Vice President, Field Operations and Vice President, Sales and Marketing. Additionally, from 1987 to 1993, Mr. Seebart was President of Mid-Century Insurance Company, a subsidiary of Farmers Group, Inc.

  In connection with the North Star Merger, the Company agreed to use its best efforts to maintain Ronald G. Brown as a member of the Board of Directors and each of Messrs. Hogarty, Ronco and Palumbo (Vice President, Treasurer and Chief Financial Officer) have agreed to vote all shares of the Company's Common Stock as to which they have sole or shared voting power in favor of the election of Mr. Brown as a member of the Board of Directors. Other than as described above, there are no arrangements or understandings between any director, or any nominee, or any other person pursuant to which such director or nominee is or was nominated to serve as a director. There is no family relationship among any directors or executive officers of the Company.

BOARD MEETINGS AND COMMITTEES

  The Board of Directors held a total of five meetings during the fiscal year ended March 27, 1998 (the "Fiscal Year"). The Board of Directors has an Audit Committee and a Compensation Committee, which met two and three times, respectively, during the Fiscal Year. During the Fiscal Year, each director attended at least 75% of the meetings of the Board of Directors held while he was a director and of the Committees of the Board of Directors on which he served.

  The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent auditors, reviewing and approving the services performed by the independent auditors and reviewing and evaluating the Company's accounting policies and internal accounting controls. The Compensation Committee reviews and approves the compensation of officers and key employees, including the granting of options under the Company's Stock Incentive Plan. See "Report of Compensation Committee" attached hereto as Annex "A."

DIRECTOR COMPENSATION

  The Company compensates each director, who is not also an employee, at the rate of $15,000 per year for all meetings of the Board of Directors and committees thereof; and reimburses such person for all reasonable and documented expenses incurred as a director. In addition, each non-employee director, upon joining the Board of Directors, receives an option to purchase 10,000 shares of the Common Stock of the Company pursuant to the Stock Incentive Plan. Each non-employee director also receives an option to purchase 5,000 shares of Common Stock for each year they are reelected as Directors. Such options will have an exercise price equal to the market price of such shares on the date of grant, will be immediately exercisable and will have a term of ten years. The Board of Directors may modify such compensation in the future.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  During the fiscal year ended March 27, 1998, Messrs. Seebart and McQuay served on the Compensation Committee. Mr. McQuay was a Managing Director-- Corporate Finance of Crowell, Weedon & Co. ("Crowell Weedon") until he resigned in July 1997 to join the investment banking department of A.G. Edwards & Sons, Inc. ("A.G. Edwards"). Crowell Weedon was one of the representatives of the underwriters of the Company's initial public offering in June 1996 and was one of the underwriters of the Company's public offering in June 1997. In addition, Crowell Weedon provided certain financial advisory services to the Company in connection with the North Star Merger, for which it received a fee. A. G. Edwards was one of the representatives of the Underwiters of the Company's public offering in June 1997 and rendered a fairness opinion in connection with the Company's acquisition of Republic in June 1998, for which it received a fee.

REPORT OF COMPENSATION COMMITTEE

The Report of the Compensation Committee of the Board of Directors of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to compensation paid to such executive officers for the fiscal year ended March 27, 1998, is attached to this Proxy Statement as Annex "A."

                            EXECUTIVE COMPENSATION

  The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities during each of the three fiscal years ended March 27, 1998 to the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers at the end of fiscal 1998 and to an executive officer of the Company who resigned prior to the end of fiscal 1998 (the "Named Executives"):

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                    ANNUAL COMPENSATION       COMPENSATION
                              ------------------------------- ------------
                                                 OTHER ANNUAL  SECURITIES   ALL OTHER
   NAME AND PRINCIPAL                            COMPENSATION  UNDERLYING  COMPENSATION
        POSITION         YEAR SALARY($) BONUS($)    ($)(1)    OPTIONS (#)     ($)(2)
   ------------------    ---- --------- -------- ------------ ------------ ------------
Virgil K. Benton II(3).. 1998 $695,584  $   --      $5,180          --        $4,236
                         1997  295,000  142,345     20,718          --         3,979
                         1996  425,000  182,744     20,718          --         9,069
Charles J. Hogarty...... 1998  250,000  129,917     11,486       40,000        2,284
                         1997  250,000  122,010     11,616          --         2,099
                         1996  145,000  214,395     11,616          --           310
Al A. Ronco............. 1998  195,000  101,462     11,268       40,000        8,208
                         1997  185,000  101,675     11,640          --         3,725
                         1996  125,000  187,787     11,640          --         3,682
Ronald D. Brown (4)..... 1998  325,000      --         --           --           --
Kim D. Wood (4)......... 1998  175,000   90,979      6,180       40,000        5,390
John M. Palumbo(5)...... 1998  100,000   52,042      6,000       15,000        2,722
                         1997   97,500      --       6,000        5,000          783
                         1996    3,958      --         --           --           --

--------
(1) Consists of automobile lease and related expenses.

(2) Consists of reimbursement of medical and dental expenses not covered by insurance plans provided to employees generally.

(3) Mr. Benton resigned as Chairman of the Board and Chief Executive Officer of the Company in May 1997 and the amount stated as salary represents the payment of the remaining two years salary under Mr. Benton's employement agreement. See "Certain Transactions."

(4) Mr. Brown was elected Chairman of the Board of Directors and Mr. Wood was elected a Vice President of the Company in May 1997. Mr. Brown is also Vice President--Manufacturing of North Star and Mr. Wood is the President and Chief Operating Officer of North Star.
(5) Mr. Palumbo joined the Company in March 1996.

  In June 1996, the Company entered into employment agreements with Messrs. Hogarty and Ronco, terminable by either party at the end of three years by written notice, pursuant to which each such person is entitled to (i) receive an annual base salary of $250,000 and $195,000, respectively, (ii) receive such performance-based bonus, if any, as may be determined by the Board of Directors, (iii) participate in all plans sponsored for executive officers in general and (iv) receive the use of an automobile leased and maintained by the Company. In the event the Company terminates employment before the end of the stated term without cause or the individual terminates his employment for specified causes, the Company is obligated to pay the base salary through the stated term of the agreement. In the event the Company terminates employment before the end of the stated term with cause or the individual resigns, the Company is obligated to pay the base salary only through the date of termination. For Fiscal 1999, Mr. Hogarty's and Mr. Ronco's base salary has been increased to $265,000 and $210,000, respectively. In June 1998, in connection with Mr. Ronco's announced intention to retire, the Board of Directors accelerated the vesting on options to purchase 30,000 shares of Common Stock exercisable at $15.75 per share effective August 21, 1998. Said options were scheduled to vest at the rate of 10,000 shares each May 20.

  Upon consummation of the North Star Merger, North Star entered into employment agreements with Ronald G. Brown (Chairman of the Board of the Company) and Kim D. Wood (Vice President of the Company and President and Chief Operating Officer of North Star). Under a five-year employment agreement, Mr. Brown is employed as the Vice President-Manufacturing of North Star and is entitled to (i) receive an annual base salary for the 12 months commencing March 1, 1997, 1998, 1999, 2000 and 2001 of $325,000, $300,000,
$275,000, $225,000 and $150,000, respectively, and (ii) participate in any group health, medical reimbursement or dental plan sponsored by the Company or North Star for executive officers in general. In the event North Star terminates his employment before the end of the stated term with cause, or Mr. Brown terminates his employment for specified causes, North Star is obligated to pay the compensation described in clauses (i) and (ii) only through the date of termination. In the event North Star terminates his employment before the end of the stated term other than with cause, North Star is obligated to pay such compensation through the stated term of the agreement. The agreement further provides that Mr. Brown will not engage in any "competitive activity" (as defined in the agreement) during the period commencing on the date of the employment agreement and ending on the later to occur of the seventh anniversary of such date or two years after the termination of his employment.

  Under an employment agreement terminable by either party at the end of three years by giving written notice, Mr. Wood is employed as the President and Chief Operating Officer of North Star and is entitled to (i) receive an annual base salary of $175,000, (ii) receive such performance-based bonus, if any, as may be determined by the Board of Directors, (iii) participate in all plans sponsored by North Star for employees in general and (iv) receive the use of an automobile leased and maintained by North Star. In the event North Star terminates his employment before the end of the stated term with cause, or Mr. Wood terminates his employment for specified causes, North Star is obligated to pay such compensation only through the date of termination. In the event North Star terminates employment before the end of the stated term other than with cause, North Star is obligated to pay such compensation through the stated term of the agreement, but in no event for less than 12 months. The agreement further provides that Mr. Wood will not engage in any "competitive activity" (as defined in the agreement) during the 12-month period commencing on the termination of his employment. For Fiscal 1999, Mr. Wood's base salary has been increased to $190,000.

  The following table sets forth certain information with respect to options granted under the Stock Incentive Plan during fiscal 1998 to the Named Executives.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE
                                                                                        VALUE AT ASSUMED
                                                                                      ANNUAL RATE OF STOCK
                                            PERCENTAGE OF TOTAL                        PRICE APPRECIATION
                             SHARES OF        OPTIONS GRANTED                            FOR OPTION TERM
                            COMMON STOCK      TO EMPLOYEES IN   EXERCISE  EXPIRATION  ---------------------
          NAME           UNDERLYING OPTIONS     FISCAL YEAR      PRICE       DATE        5%         10%
          ----           ------------------ ------------------- -------- ------------ --------- -----------
Charles J. Hogarty......       40,000(1)           17.2%         $15.75  May 20, 2007 $ 396,270 $ 1,004,220
Al A. Ronco.............       40,000(1)           17.2           15.75  May 20, 2007   396,270   1,004,220
Kim D. Wood.............       40,000(1)           17.2           15.75  May 20, 2007   396,270   1,004,220
John M. Palumbo.........       15,000(1)            6.5           15.75  May 20, 2007   148,601     376,583

-------
(1) The options vest in four equal annual installments, with the first installment having vested on April 14, 1998.

                   OPTION EXERCISES AND YEAR-END VALUE TABLE

                AGGREGATED OPTION EXERCISES IN LAST FISCAR YEAR
                          AND YEAR-END OPTION VALUES

                                              NUMBER OF SHARES OF
                          SHARES            COMMON STOCK UNDERLYING    VALUE OF UNEXERCISED
                         ACQUIRED           UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                            ON     VALUE           YEAR-END                  YEAR-END
          NAME           EXERCISE REALIZED EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           -------- -------- ------------------------- -------------------------
Charles J. Hogarty......     0        0              0/40,000                 0/$307,520
Al A. Ronco.............     0        0              0/40,000                  0/307,520
Kim D. Wood.............     0        0              0/40,000                  0/307,520
John M. Palumbo.........     0        0          11,250/8,750              86,490/67,270

EMPLOYEE DEFINED BENEFIT PENSION PLAN

  General. The Board of Directors adopted the Employee Defined Benefit Pension Plan (the "Pension Plan"), originally effective as of April 1, 1978, for the benefit of the eligible employees of the Company. Since the implementation of the Pension Plan, the Company has amended the Pension Plan from time to time. The primary purpose of the Pension Plan was to provide a retirement benefit for participating employees who continue in the employ of the Company until their retirement. Effective April 30, 1997, the Pension Plan was suspended with no further benefits to accrue on behalf of any participant or beneficiary and no further contributions, except as may be required for fiscal 1997 or by law, to be made. It is anticipated that the Pension Plan will be terminated within the next two years and that the termination will not have a material adverse impact on the financial condition of the Company upon that event. The Pension Plan has been replaced with the 401(k) Savings Plan described below.

  Estimated Monthly Benefits. The following table sets forth the estimated monthly benefit under the Pension Plan based on the current benefit structure.

                              PENSION PLAN TABLE

REMUNERATION           YEARS OF SERVICE
------------  ----------------------------------
                15     20     25     30     35
              ------ ------ ------ ------ ------
$125,000      $1,172 $1,563 $1,953 $2,344 $2,734
 150,000       1,407  1,875  2,344  2,813  3,281
 175,000       1,407  1,875  2,344  2,813  3,281
 200,000       1,407  1,875  2,344  2,813  3,281
 225,000       1,407  1,875  2,344  2,813  3,281
 250,000       1,407  1,875  2,344  2,813  3,281
 300,000       1,407  1,875  2,344  2,813  3,281
 400,000       1,407  1,875  2,344  2,813  3,281
 450,000       1,407  1,875  2,344  2,813  3,281
 500,000       1,407  1,875  2,344  2,813  3,281

  The compensation covered by the Pension Plan includes basic salary or wages, overtime payments, bonuses, commissions and all other direct current compensation, but does not include contributions by the Company to Social Security, benefits from stock options (whether qualified or not), contributions to this or any other retirement plans or programs, or the value of any other fringe benefits provided at the expense of the Company. For benefit calculation purposes, a "highest-five-year" average of compensation is used. Benefits are paid as straight-life annuities with no subsidies or offsets. The compensation covered by the Pension Plan for all of the Named Executive Officers was limited to $150,000 in accordance with Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

  The years of credited service for each Named Executive who participates in the Pension Plan are as follows:

                                      NAME                                 YEARS
                                      ----                                 -----
       Virgil K. Benton II................................................   22
       Charles J. Hogarty.................................................   38
       Al A. Ronco........................................................   39
       John M. Palumbo....................................................    2

401(K) SAVINGS PLAN

  Effective April 1, 1997, the Section 401(k) Savings Plan (the "Plan") in effect at North Star was amended to make the Plan available to employees of the Company. Pursuant to the amendment, the Company became the Plan sponsor and North Star became an adopting employer. All employees of the Company as of April 1, 1997, became participants in the Plan and the amendment had no affect upon those persons who were employed at North Star on April 1, 1997. Persons becoming employees of the Company subsequent to April 1, 1997 are not eligible to participate until they complete one year of service and are at least 21 years of age.

  Under the terms of the Plan, participants can contribute, by way of payroll deductions, from 1% to 15% of their pre-tax compensation annually, subject to certain legal limitations. The Plan also provides for a matching contribution by the Company equal to 50% of the first 6% of a participant's contribution. For purposes of determining the amount of contributions and matching contributions to be allocated to a participant's account, compensation is defined as the annual income amount reportable by the Company for federal income tax purposes, including overtime, commissions and bonuses.

  A participant is always 100% vested in his own Plan contributions. A participant becomes 100% vested in the matching contributions allocated to his account upon his attainment of early retirement age (age 55 and four years of service), normal retirement age (age 65), disability while employed by the Company, his death while employed by the Company or the termination or complete discontinuance of contributions to the Plan.

  If a participant terminates employment with the Company for any other reason, a participant vests 25% in his benefits after one year of service, and 25% each year thereafter, with 100% vesting after four or more years of service.

EMPLOYEE STOCK OWNERSHIP PLAN

  General. The Board of Directors adopted the Employee Stock Ownership Plan (the "ESOP"), originally effective as of April 1, 1975, for the benefit of the eligible employees of the Company. Since the implementation of the ESOP, the Company has amended the ESOP from time to time. In September 1997, the Board of Directors amended the ESOP to freeze eligibility, service and benefit accruals and in March 1997, the Board of Directors amended the ESOP to terminate the ESOP as of March 31, 1998.

                             CERTAIN TRANSACTIONS

  The Company has entered into three lease agreements with two partnerships whose partners include certain of the Company's directors and officers and two lease agreements with a corporation which is owned by a family member of a former officer and director of the Company. In addition, as a result of the North Star Merger, the Company is a party to four leases with partnerships whose partners include persons, or their spouses, who are currently officers or directors of the Company. The Company believes that the terms and conditions of such leases with affiliated parties are no less favorable to the Company than could have been obtained from unaffiliated parties in arm's length transactions at the time such leases were entered into.

  The Company entered into a lease dated January 5, 1995, with V-JAC Properties, Ltd. for an 8,000 square feet warehouse facility in Ontario, California, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $3,494. This lease was extended for an additional five years on the same terms by unanimous vote of the disinterested directors in February 1998. V-JAC Properties, Ltd. is a partnership whose interests are held equally by Virgil K. Benton, Sr., and John G. Jordan, each of whom is a co-founder of the Company, and Al A. Ronco and Charles J. Hogarty, who are currently directors and executive officers of the Company.

  The Company has also entered into a lease dated January 5, 1995, with V-JAC Properties, Ltd. for a 10,000 square feet warehouse facility in Palmyra, New Jersey, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $2,985. This lease was extended for an additional five years with a 5% increase in the monthly rent by the unanimous vote of the disinterested directors in February 1998.

  The Company entered into a lease dated January 5, 1995, with B-J Properties, Ltd. for a 25,000 square feet warehouse facility in St. Louis, Missouri, with a lease term of three years (with an option to renew the lease for an additional three years on the same terms and conditions), for a monthly rent of $5,067. B-J Properties, Ltd. is a partnership whose interests are held 61.75% by Virgil K. Benton, Sr. and 38.25% by John G. Jordan, the Company's co-founders, both of whom retired as directors effective March 31, 1996.

  The Company entered into a lease dated April 1, 1995, with Benton Real Properties, Inc. relating to approximately 24,082 square feet in Ontario, California, with a lease term of five years, for a monthly rent of $6,088 in the first year of the lease, increasing to $6,271, $6,549, $6,653 and $6,853, respectively, in each year thereafter. In January 1996, the Company exercised a five-year lease option expiring December 31, 2000, with respect to a lease dated January 1, 1991, with Benton Real Properties, Inc. relating to approximately 20,000 square feet in Ontario, California for a monthly rent of $5,634 in the first year of the lease, increasing to $5,803, $5,977, $6,157 and $6,341, respectively, in each year thereafter. Benton Real Properties, Inc. is wholly owned by Bertha Benton, the mother of Virgil Benton II. Mr. Benton resigned as the Company's Chief Executive Officer and a director in May 1997.

  On January 1, 1995, North Star entered into a ten-year lease agreement with a partnership owned by the spouses of Ronald G. Brown and Kim D. Wood to lease property occupied by North Star's East Peoria, Illinois service center. The initial base rent under the lease was $6,975 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property.

  On January 1, 1995, North Star entered a ten-year lease agreement with a partnership owned by the spouse of Raymond Wood, a former shareholder, officer and director of North Star, and the spouse of Ronald G. Brown to lease the property occupied by North Star's Brainerd, Minnesota chrome bumper plating center. The initial base rent under the lease was $21,300 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property. Pursuant to the lease agreement, North Star is responsible for certain occurrences on the premises, including any environmental contamination.

  On January 1, 1995, North Star entered into a ten-year lease agreement with a partnership owned by Kim D. Wood and Richard Monson, the general manager of North Star's Brainerd, Minnesota chrome bumper manufacturing and recycling center to lease the property occupied by North Star's St. Cloud, Minnesota service center. The initial base rent under the lease was $5,000 per month, which is subject to increase on each anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance, utilities and insurance costs associated with the property.

  On May 20, 1996, North Star entered into a ten-year lease agreement with a partnership owned by the spouses of Ronald G. Brown and Kim D. Wood and the Brown Family Limited Partnership to lease property occupied by North Star's headquarters and Minneapolis, Minnesota service center hub. The initial base rent under the lease was $12,000 per month, which is subject to increase on the anniversary of the lease term by the percentage increase in the Consumer Price Index during the preceding year. In addition to the base rent, North Star pays real estate taxes, maintenance utilities and insurance costs associated with the property. In an amendment to the lease dated September 23, 1996, the partnership agreed to construct a 37,260 square foot addition to the existing building. North Star began occupying the addition in January 1997 and, accordingly, the base rent increased to $25,627 per month.

  In May 1997, Virgil K. Benton II resigned as the Chairman of the Board, Chief Executive Officer and director of the Company. In connection with his resignation, the Company and Mr. Benton entered into a Resignation Agreement and General Release, pursuant to which the Company (i) paid Mr. Benton cash and properties having a value of approximately $700,000, representing its obligations to Mr. Benton under the remaining two years of his employment agreement; (ii) agreed to register Mr. Benton's and certain related and affiliated persons' shares for sale in the Company's 1997 public offering; and
(iii) granted Mr. Benton a piggyback registration right in the event less than one million of the shares of Common Stock were sold in the 1997 public offering. Pursuant thereto, Mr. Benton and certain of his relatives and affiliates disposed of their holdings in the Company in the Company's public offering in June 1997.

                         STOCK PRICE PERFORMANCE GRAPH

  Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the NASDAQ Stock Market (US Companies) Index and the following group of peer companies (the "Peer Group"): Autozone, Inc., Discount Auto Parts, Inc., Finishmaster, Inc., Genuine Parts Co., O'Reilly Automotive, Inc., Pep Boys--Manny, Moe & Jack, Republic Automotive Parts, Inc., and Trak Auto Corp. for the period commencing with June 21, 1996, the date the Company's Common Stock began trading on the NASDAQ National Market and ending March 27, 1998. The information contained in the performance graph shall not be deemed "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing. The stock price performance on the following graph is not necessarily indicative of future stock price performance. The graph assumes that the value of the investment in the Company's Common Stock, the NASDAQ Market Index and the peer group of companies was each $100 on June 21, 1996 and that all dividends were reinvested.

                COMPARISON OF 21 MONTH CUMULATIVE TOTAL RETURN
                  AMONG KEYSTONE AUTOMOTIVE INDUSTRIES, INC.,
                     THE NASDAQ STOCK MARKET (U.S.) INDEX
                               AND A PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           KEYSTONE AUTOMOTIVE     NASDAQ STOCK
(Fiscal Year Covered)        INDUSTRIES, INC.        MARKET (U.S.)   PEER GROUP
-------------------          -------------------     -------------   ----------
Measurement Pt- 6/21/96      $100                    $100            $100
FYE  3/28/97                 $168                    $106            $ 86
FYE  3/27/98                 $253                    $156            $105

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater-than-ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that they have complied with the relevant filing requirements, the Company believes that, during the fiscal year ended March 27, 1998, all relevant Section 16(a) filing requirements were complied with.

            RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

  The Board of Directors has selected Ernst & Young LLP, independent accountants, to audit the financial statements of the Company for the 1999 fiscal year. This nomination is being presented to the shareholders for ratification at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended in March 1977. A representative of Ernst & Young LLP is expected to be present at the meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

VOTE REQUIRED, RECOMMENDATION OF BOARD OF DIRECTORS

  The affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting is required to ratify the Board's selection. If the shareholders reject the nomination, the Board will reconsider its selection.

  THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE 1999 FISCAL YEAR.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

  Stockholders are advised that any shareholder proposal, including nominations to the Board of Directors, intended for consideration at the 1999 Annual Meeting must be received by the Company on or before May 5, 1999 to be included in the proxy materials for the 1999 Annual Meeting. It is recommended that shareholders submitting proposals direct them to the Company, c/o James
C. Lockwood, Secretary of the Company, and utilize certified mail, return-receipt requested in order to ensure timely delivery.

                                 OTHER MATTERS

  The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before such meeting, the persons voting the proxies will vote them in accordance with their best judgment.

  THE SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, AND RETURN PROMPTLY THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

                                          /s/ James C. Lockwood

                                          James C. Lockwood
                                          Secretary

July 31, 1998

                                   ANNEX "A"

                     REPORT OF THE COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

  The following report of the Compensation Committee to the Board of Directors shall not be deemed to be incorporated by reference into any filing by the Company under either the Securities Act of 1933, as amended ("Securities Act") or the Securities Exchange Act of 1934, as amended ("Exchange Act") that incorporates future Securities Act or Exchange Act filings in whole or in part by reference.

GENERAL

  The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing and administering the policies that govern executive compensation and benefit practices. All decisions of the Committee are subject to the approval of the Company's Board of Directors. The compensation committee of the Board of Directors is currently comprised of Messrs. McQuay and Seebart.

  During the fiscal year ended March 27, 1998, all of the executive officers of the Company with the exception of Mr. Palumbo and two other executive officers (who are not Named Executives) had written employment agreements adopted before the Company's initial public offering in June 1996. In addition to fixing base compensation, these agreements fixed the bonuses for the last fiscal year. Consequently, the Committee took no action with respect to the salaries and bonuses paid to those individuals during the last fiscal year. Bonuses for the current fiscal year are not fixed by agreement and will be determined by the Board of Directors upon recommendation from the Committee. Increases in salaries for fiscal 1999, for executive officers with employment agreements, were fixed by the Committee after considering the performance of the Company and its increase in size as well as the contribution of the executive officer. Salaries for the executive officers who did not have employment agreements were recommended by management and approved by the Committee.

COMPENSATION PHILOSOPHY

  The Company's executive compensation program is designed to (1) provide levels of compensation that integrate pay and incentive plans with the Company's strategic goals, so as to align the interest of executive management with the long-term interests of the Company's shareholders, (2) attract, motivate and retain executive talent capable of achieving the strategic business goals of the Company and (3) recognize outstanding individual contributions. The Company's executive compensation program consists of three main elements: base salary, annual cash bonus and long-term incentives.

BASE SALARY

  Base salaries for executive officers (including raises for those persons with employment agreements) are determined on an annual basis by evaluating each executive officer's position, duties, responsibilities, tenure, performance and potential contributions to the Company. The Company also provides its chief executive officer and other executive officers medical, dental, and other customary employee benefits.

ANNUAL CASH BONUSES

  Certain key executive officers of the Company, including the Chief Executive Officer, participate in an annual bonus pool, the amount of which is determined with reference to the Company's pre-tax profit margin for the fiscal year. Bonuses are limited in amount to 100% of base compensation. The other executive officers are eligible for an incentive bonus at the discretion of the Committee and the Board of Directors, the amount of which will be determined subjectively, taking into account factors such as the financial performance of the Company, achievement of corporate goals and individual performance.

LONG-TERM INCENTIVES

  The Committee provides the Company's executive officers with long-term incentive compensation through grants of stock options under the Stock Incentive Plan. The Committee is responsible for selecting the executive officers to whom grants should be made, the time of grants, the determination of the per share exercise price and the number of shares subject to each option awarded. The Committee believes that stock options provide the Company's executive officers with the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Common Stock. The Committee believes that stock options directly motivate an executive to maximize long-term shareholder value. The options incorporate vesting periods in order to encourage key employees to continue in the employ of the Company. All options granted in fiscal 1998 were granted at the fair market value of the Company's Common Stock on the date of the grant.

SUMMARY

  The Compensation Committee believes that its executive compensation philosophy of paying its executive officers by means of base salaries, annual cash bonuses and long-term incentives, as described in this Report, is in the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE:

                                          Timothy C. McQuay
                                          George E. Seebart

PROXY                 KEYSTONE AUTOMOTIVE INDUSTRIES, INC.
                             700 EAST BONITA AVENUE
                            POMONA, CALIFORNIA 91767

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned hereby appoints Charles J. Hogarty, Al A. Ronco and John M. Palumbo, and each of them, the attorneys and proxies of the undersigned with full powers of substitution to vote as indicated herein, all of the common stock ("Keystone Common Stock"), no par value, of Keystone Automotive Industries, Inc. ("Keystone") held of record by the undersigned at the close of business on July 24, 1998, at the Annual Meeting of Keystone Stockholders to be held on August 31, 1998, at 10:00 a.m., Pacific Daylight Savings Time at the Sheraton Fairplex, 601 West McKinley Avenue, Pomona, California 91768, or at any postponements or adjournments thereof, with all the powers the undersigned would possess if then and there personally present.

  THIS PROXY WILL BE VOTED AS DIRECTED BELOW. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR THE APPROVAL OF PROPOSAL 2. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

   SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

          PLEASE MARK YOUR CHOICE LIKE THIS [X] IN BLACK OR BLUE INK.

                THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE
           FOR ALL NOMINEES LISTING IN PROPOSAL 1 AND FOR PROPOSAL 2.

 1. ELECTION OF             [_] FOR all             [_] WITHHOLD
    DIRECTORS                   nominees listed         AUTHORITY to
                                below (except as        vote for all
                                marked to the           nominees listed
                                contrary)               below.

 Vote withheld from the following nominees:

                       [_] Ronald G. Brown     [_] Timothy C. McQuay
                       [_] Charles J. Hogarty  [_] George E. Seebart
                       [_] Al A. Ronco

 2. RATIFICATION OF APPOINTMENT OF ERNST & YOUNG [_] FOR [_] AGAINST [_] ABSTAIN LLP AS INDEPENDENT ACCOUNTANTS

   THIS PROXY IS CONTINUED ON THE REVERSE SIDE. PLEASE DATE, SIGN AND RETURN
                                   PROMPTLY.



  THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT OF KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

                                                (Signature should be exactly
                                                as name or names appear on
                                                this proxy. If stock is held
                                                jointly each holder should
                                                sign. If signature is by
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title.)

                                                Dated: _________________ , 1998

                                                -------------------------------
                                                Signature

                                                -------------------------------
                                                Signature if held jointly

                                                I plan to attend the meeting:
                                                Yes [_] No [_]